Exhibit 99.1

COMPANY CONTACTS Shiv Kapoor Vice President, Strategic Planning & Investor Relations 702-835-6300	Paul Arndt Senior Manager, Investor Relations 702-835-6300

SPECTRUM PHARMACEUTICALS TO ACQUIRE WORLDWIDE RIGHTS TO MARKET ZEVALIN®

•	Spectrum’s Commercial Footprint Expands Beyond the U.S.;

•	Irrevocable License From Bayer Healthcare Leverages Spectrum’s Existing Clinical, Regulatory and Marketing Investments;

•	Spectrum Will Continue To Advance ZEVALIN’s Clinical Development Program And Will Now Be Better Positioned To Grow ZEVALIN Sales Globally In The Long-Term.

HENDERSON, Nevada – January 25, 2012 – Spectrum Pharmaceuticals (NasdaqGS: SPPI) announced that it has entered into an agreement to acquire licensing rights to market ZEVALIN (ibritumomab tiuxetan) injection for intravenous use outside of the United States of America from Bayer Healthcare. ZEVALIN is currently approved in more than 40 countries outside the U.S. for the treatment of follicular B-cell non-Hodgkin’s lymphoma, including countries in Europe, Latin America and Asia. Under the agreement, Spectrum will have all rights related to marketing, sales, and patents, and access to existing inventory of ZEVALIN from Bayer. Spectrum will utilize a combination of company resources and partnerships to support the product outside the U.S.

“We are excited to expand our commercial footprint globally with an approved, state-of-the-art drug that we know very well,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “Our experience in the U.S. marketplace and the impressive and broadening clinical outcome data from ZEVALIN, as presented at major international scientific conferences over the past two years, has increased our confidence in the long-term potential of ZEVALIN. With the licensing of ex-U.S., worldwide rights to ZEVALIN, we will be able to further leverage our existing clinical, regulatory and marketing investments. Working closely with European investigators who have spearheaded exciting new data with ZEVALIN in recent years, Spectrum will continue to advance its clinical development program and will now be better positioned to grow ZEVALIN sales globally in the long-term. Our access to the worldwide market will help patients with follicular lymphoma who can benefit from ZEVALIN.”

“The global market for ZEVALIN is several times larger than the US, with more than 350,000 cases of non-Hodgkin’s lymphoma diagnosed every year. Since acquiring the U.S. rights to ZEVALIN in 2008, we have successfully reversed the declining sales trajectory and nearly tripled 2008 sales. We hope to achieve similar milestones outside the U.S. with our focused sales and marketing efforts. This licensing transaction demonstrates our commitment to being focused on our strategy of bringing novel cancer treatments to patients while at the same time delivering value to our shareholders,” concluded Dr. Shrotriya.

The closing of the agreement is subject to customary closing conditions. The Merchant Banking Group of Burrill & Company acted as advisor to Spectrum Pharmaceuticals in this transaction.

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals, a biotechnology company with a primary focus in oncology and hematology, currently markets two oncology drugs, FUSILEV® and ZEVALIN®. In addition, Spectrum has two drugs, apaziquone and belinostat, in late stage development with a goal of filing New Drug Applications (NDAs) with the U.S. Food & Drug Administration in 2012. The Company also has a diversified pipeline of novel drug candidates. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial drug

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI products. The Company has aggressive business development and commercial operation teams that support a robust drug development program encompassing clinical development, medical research, regulatory affairs, biostatistics and data management. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.

Important ZEVALIN® Safety Information

Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration can result in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen.

Please see full Prescribing Information, including Boxed WARNINGS, for ZEVALIN and rituximab. Full prescribing information can be found at www.ZEVALIN.com.

About Non-Hodgkin’s Lymphoma

Non-Hodgkin’s lymphoma is defined as any of a large group of cancers of lymphocytes (a type of white blood cell). Non-Hodgkin’s lymphoma can occur at any age and are often marked by lymph nodes that are larger than normal, fever, and weight loss. There are many different categories of non-Hodgkin’s lymphoma. These categories can be divided into aggressive (fast-growing) and indolent or low grade (slow-growing), and they can be formed from either B-cells or T-cells. Prognosis and treatment depend on the stage and type of disease.

According to GLOBOCON 2008 estimates, there were approximately 355,900 new cases of non-Hodgkin’s lymphoma diagnosed and approximately 191,400 deaths globally in 2008. Over 3.5 million people worldwide are alive with a diagnosis of NHL, at various stages of disease progression and remission.

Forward-looking statement – This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include but are not limited to statements that relate to the closing of the transaction with Bayer Healthcare, our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees, around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new applications to the FDA may not receive approval, and other regulatory agencies in a timely manner or at all, the possibility that the transaction with Bayer Healthcare may not timely close, if at all, our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.®, ZEVALIN®, and FUSILEV® are registered trademarks of Spectrum Pharmaceuticals, Inc. REDEFINING CANCER CARE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

© 2012 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI